Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw
	Corporate Secretary	4 West Second Street
	(631) 208-2400	Riverhead, NY 11901
(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES DELAYED QUARTERLY REPORT

Riverhead, New York, August 10, 2011 — Suffolk Bancorp (NASDAQ – SUBK), today announced that it will not file its Quarterly Report on Form 10-Q for the period ended June 30, 2011 within the prescribed time. Following the end of the first quarter in the course of preparing its Form 10-Q, management identified possible deficiencies and/or weaknesses in the company’s internal controls with respect to credit administration and credit risk management, primarily with respect to the timing of the recognition of credit risk, as well as with regard to risk rating which affected the computation of the allowance for loan losses. Suffolk has determined that the allowance for loan loses should be adjusted in certain prior periods and this determination has an effect on the ability to file the Form 10-Q. Suffolk intends to file appropriate disclosure related to prior periods on Form 8-K within the timeframe required.

Suffolk expects pretax earnings for the quarter ended June 30, 2011 of approximately $4.6 million on $1.554 billion of average earning assets, compared to pretax earnings of $6.6 million during second quarter 2010. The change from the second quarter of 2010 was attributable to reduced net interest income as well as greater expenses for compliance, legal, and professional services.

Suffolk further expects that its allowance for loan losses at June 30, 2011 totaled approximately $49.6 million or 4.68% of net loans at compared to $20.9 million or 1.8% of net loans at June 30, 2010. The preliminary determination as of June 30, 2011 was made on the basis of a detailed review of approximately 65 percent of the commercial and industrial, and commercial real estate loan portfolios. This review was conducted during a six-week period prior to quarter-end, and considered current appraisals made during the previous twelve months for all commercial real estate loans in excess of $1 million.

Suffolk believes that its banking subsidiary remained “well-capitalized” as of June 30, 2011 as defined in 12 CFR 6.4, and that it met the Individual Minimum Capital Ratios as determined previously in agreement with regulators.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk include particularly, but are not limited to: results of regulatory examinations; any failure by us to comply with our written agreement with the OCC or the individual minimum capital ratios for the Bank established by the OCC; potential litigation or regulatory action resulting in our failure to file our Form 10-Q on time; any need to restate financial statements for prior periods and the consequences thereof; and the potential that net charge-offs are higher than expected or previously reported, or for further increases in our provision for loan losses.

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